Exhibit 99.1

BioCardia Reports Second Quarter 2026 Business Highlights and Financial Results

Sunnyvale, Calif. – August 12, 2026 - BioCardia, Inc. [Nasdaq: BCDA], a global leader in cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, today reported financial results for the second quarter 2026 and filed its quarterly report on Form 10-Q for the three and six months ended June 30, 2026 with the Securities and Exchange Commission. The Company will also hold a conference call at 4:30 PM ET today in which it will discuss business highlights. Following management’s formal remarks, there will be a question-and-answer session.

“This second quarter, BioCardia had three important positive meetings with regulatory agencies in Japan and the United States,” said Peter Altman, PhD, Chief Executive Officer of BioCardia. “Japan’s Pharmaceutical and Medical Device Agency (PMDA) has said it supports regulatory submission for approval of our CardiAMP Cell Therapy for Ischemic Heart Failure, the U.S. Food and Drug Administration (FDA) has said the CardiAMP HF II trial may be sufficient for approval in the United States, and the FDA has said DeNovo approval of Helix is possible.”

Dr. Altman continued, “We are preparing the CardiAMP cell therapy PMDA submission for the fourth quarter, actively enrolling in the CardiAMP HF II trial, and awaiting FDA minutes on the DeNovo Pre-Submission for approval of the Helix transendocardial delivery catheter held with FDA in May. We are engaged in business development around our cell therapies and separately our experience and technologies for delivery of cardiac biologics which our therapies utilize. We are proud of our demonstrated efficient use of capital while executing on significant goals and expect success in these activities to deliver meaningful benefits for patients and stockholders.”

Recent Business Highlights

CardiAMP® autologous cell therapy in ischemic heart failure of reduced ejection fraction (BCDA-01)

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In May, we announced the Japan’s Pharmaceutical and Medical Device Agency (PMDA) Consultation Record of Advice supports Shonin pre-market regulatory submission for approval based on the three completed clinical trials. PMDA’s Consultation Record confirms alignment on remaining questions to address before, and as part of the submission, for regulatory approval for ischemic HFrEF patients. PMDA noted that the positive outcomes seen in the trial were credible.

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PMDA requested BioCardia demonstrate that enrolled patients were on guideline-directed medical therapy (GDMT) and not eligible for revascularization procedures, required per CardiAMP HF protocol, and provide additional details for each incidence of all-cause death, heart transplantation or left ventricular assist device implantation. PMDA also provided guidelines for developing the post marketing study. BioCardia believes these requests will be addressed to PMDA’s satisfaction and the post marketing study to be developed together with PMDA and Japanese medical societies will be straightforward.

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In June, we announced receipt of FDA minutes from our Q-Sub Meeting with FDA Center for Biologics Evaluation and Research (CBER). The meeting minutes from FDA confirm that the ongoing CardiAMP Heart Failure II Trial may support Premarket Approval (PMA) for market clearance.

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BioCardia is preparing for regulatory submission in Japan in Q4 2026. We are working to complete the electronic trial master file, conduct 3rd party Japanese good clinical practice audits to PMDA standards, and structure clinical research data in accordance with CDISC Standards, which support data consistency, traceability, and regulatory compliance. We are reviewing extensive product documentation. We expect to soon engage a Designated Marketing Authorization Holder, or DMAH, as the local regulatory representative to enable BioCardia sales of CardiAMP Cell Therapy in Japan.

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BioCardia continues to actively enroll in the CardiAMP HF II trial. Four clinical sites have enrolled in the study and are actively recruiting patients. Three additional patients are expected to qualify for the study this month, and two are scheduled for their procedures this month.

CardiAMP autologous cell therapy in chronic myocardial ischemic with refractory angina (BCDA-02)

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In May, primary results of this cohort were presented at Euro PCR, a world-leading course in interventional cardiovascular medicine. Results presented showed that the minimally invasive CardiAMP Cell Therapy procedure was well-tolerated with no treatment emergent major adverse cardiac events. Patients demonstrated positive clinical outcomes including increased exercise tolerance and reduced frequency of angina episodes with the autologous cell therapy up through 2 years follow-up. Prior to treatment, all patients were on GDMT and had received all available percutaneous and/or surgical options as appropriate for their medical condition. Patients experienced increased exercise tolerance, improving by an average of 179 seconds, which persisted for the two-year study follow-up. Angina episodes were reduced by an average of 82% by six-months after treatment.

Helix™ Biotherapeutic Delivery System

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In May, BioCardia had a De Novo Pre-Submission meeting with FDA on approvability of the Helix transendocardial delivery catheter. As is customary, BioCardia provided draft minutes to FDA on May 12th with expectation that formal revised minutes from FDA or notification that the minutes are accepted and final would be provided on or before June 12th. FDA has advised us that we would receive these minutes soon and we anticipate submitting the follow-on pre-submission incorporating agency advice which could enable Helix approval via the DeNovo pathway.

Heart3D™ Fusion Imaging

In April, the Company announced the allowance of Japanese Patent, “Target Site Selection, Entry, and Update with Automatic Remote Image Annotation.” This patent adds further protection to BioCardia’s proprietary Heart3D™ Fusion Imaging (Heart3D) software intended for treatment planning and real-time navigation during CardiAMP Cell Therapy procedures. Heart3D is being advanced towards regulatory approval via the software as a medical device 510(k) submission route. It has been in discussions with many developers of gene and cell-based therapies on its potential to enhance others development efforts.

Second Quarter 2026 Financial Results:

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Net cash used in operations for the three months ended June 2026 increased to $1.7 million, as compared to $1.6 million for the three months ended June 2025, and increased to $3.4 million for the six months ended June 2026, as compared to $3.3 million for the six months ended June 2025, primarily due to the timing of supplier payments.

>	During the second quarter, BioCardia raised net proceeds of approximately $4.9 million under our “At the Market” facility.

>	The Company ended the quarter with cash and cash equivalents totaling $4.1 million, providing anticipated runway into 2027.

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Research and development expenses decreased to $0.9 million for the three months ended June 2026 from $1.4 million for the three months ended June 2025 and decreased to $2.1 million for the six months ended June 2026 from $2.9 million for the six months ended June 2025, primarily due to close out of the CardiAMP HF Trial, partially offset by early enrollment in the CardiAMP HF II Trial and regulatory activities to advance CardiAMP in Japan.

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Selling, general and administrative expenses remained consistent at $0.7 million for both the three months ended June 2026 and June 2025, and decreased to $1.8 million for the six months ended June 2026 compared to $1.9 million in the six months ended June 2025.

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Our net loss decreased to $1.6 million for the three months ended June 2026 compared to $2.0 million for the three months ended June 2025, and to $3.9 million for the six months ended June 2026 compared to $4.8 million for the six months ended June 2025, primarily due to lower research and development expenses.

ANTICIPATED UPCOMING MILESTONES AND EVENTS:

●	Shonin Submission of CardiAMP Cell Therapy to Japan PMDA (Q4 2026)

●	Continued CardiAMP Cell Therapy development in the USA with FDA engagement

●	Strategic partnership / licensing progress in Helix/Heart3D for cell, gene, and protein delivery to the heart

●	Strategic partnerships / licensing around our clinical allogeneic MSC platform

Conference call access:

Participants can register for the conference by navigating to https://dpregister.com/sreg/10211154/104a4f51d2e. Please note that registered participants will receive their dial-in number upon registration. For those who have not registered, to listen to the call by phone, interested parties within the U.S. should call 1-833-316-0559 and international callers should call 1-412-317-5730 and ask to be connected to the BioCardia call. All callers should dial-in approximately 10 minutes prior to the scheduled start time and ask to be joined into the BioCardia call. The conference call will also be available through a live webcast, which can be accessed through the following link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=ufQzaenK.

A webcast replay of the call will be available approximately one hour after the end of the call at the following link: https://services.choruscall.com/ccforms/replay.html. A telephonic replay of the call will be available and may be accessed by calling 1-855-669-9658 (toll free domestic/Canada) and 1-412-317-0088 (international toll) by using access code 3063624.

About BioCardia®

BioCardia, Inc., headquartered in Sunnyvale, California, is a global leader in cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP® autologous and CardiALLOTM allogeneic cell therapies are the Company’s biotherapeutic platforms with three cardiac clinical stage product candidates in development. These therapies are enabled by its Helix TM biotherapeutic delivery and Morph® vascular navigation product platforms, and soon the Heart3D TM fusion imaging platform. BioCardia selectively partners on biotherapeutic delivery with peers developing important biologic therapies.

The CardiAMP Cell Therapy Trial for Heart Failure has been supported financially by the Maryland Stem Cell Research Fund and the Center for Medicare and Medicaid Services.

For more information visit: www.BioCardia.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, references to the enrollment in our clinical trials, the sufficiency of data from our clinical trials, filings and communications with the FDA and Japan’s Pharmaceutical and Medical Device Agency, product clearances, the efficacy and safety of our products and therapies, preliminary conclusions about new data, the achievement of any of the anticipated upcoming milestones, our positioning for growth or the market for our products and therapies, the expected benefits of our intellectual property, future prospects, regulatory timelines, and other statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations. Such risks and uncertainties include, among others, the inherent uncertainties associated with developing new products or technologies, regulatory approvals, unexpected expenditures, the ability to raise the additional funding needed to continue to pursue BioCardia’s business and product development plans, the ability to enter licensing and partnering arrangements and overall market conditions. We may find it difficult to enroll patients in our clinical trials due to many factors, some of which are outside of our control. Slower than targeted enrollment could delay completion of our clinical trials and delay or prevent the development of our therapeutic candidates. These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 24, 2026, under the caption titled “Risk Factors BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

BioCardia, Inc.

Condensed Consolidated Statements of Operations
(Unaudited in thousands, except share and per share amounts)

	Three Months ended June 30,		Six Months ended June 30,
	2026	2025	2026	2025
Costs and expenses:
Research and development	$893	$1,368	$2,128	$2,898
Selling, general and administrative	730	683	1,761	1,879
Total costs and expenses	1,623	2,051	3,889	4,777
Operating loss	(1,623)	(2,051)	(3,889)	(4,777)
Other income (expense):
Total other income, net	10	2	17	16
Net loss	$(1,613)	$(2,049)	$(3,872)	$(4,761)

Net loss per share, basic and diluted	$(0.13)	$(0.40)	$(0.34)	$(0.98)

Weighted-average shares used in computing net loss per share, basic and diluted	12,093,268	5,059,736	11,456,382	4,848,922

BioCardia, Inc.
Selected Balance Sheet Data
(amounts in thousands)

	June 30,	December 31,
	2026 (1)	2025 (1)

Assets:
Cash and cash equivalents	$4,117	$2,496
Other current assets	181	236
Property, plant and equipment and other noncurrent assets	457	681
Total assets	$4,755	$3,413
Liabilities and Stockholders’ Equity
Current liabilities	$2,055	$2,432
Operating lease liability - noncurrent	—	86
Total stockholders’ equity	2,700	895
Total liabilities and stockholders’ equity	$4,755	$3,413

(1)  June 30, 2026 amounts are unaudited. December 31, 2025 amounts were derived from the audited Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2025, filed with the U.S. Securities and Exchange Commission on March 24, 2026.

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Media Contact:
Miranda Peto, Investor Relations
Email: mpeto@BioCardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120